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                                                                    Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Computer Network Technology Corporation:

We consent to the use of our reports dated February 25, 2002 with respect to the consolidated balance sheets of Computer Network Technology Corporation and subsidiaries as of January 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the years ended January 31, 2002 and 2001, the year ended December 31, 1999, and the one month transition period ended January 31, 2000, incorporated herein by reference.


                                             /s/ KPMG LLP


Minneapolis, Minnesota
August 9, 2002